EXHIBIT 23
August 30, 2005
Consent of Independent Auditors
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Canadian Pacific Railway Limited Employee Share Purchase Plan (US) of our Auditor’s Report and Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Difference, each dated February 11, 2005, relating to the financial statements, which appear in Canadian Pacific Railway Limited’s Annual Report on Form 40-F for the year ended December 31, 2004 filed with the Securities and Exchange Commission.
(Signed) “PricewaterhouseCoopers LLP”
Chartered Accountants
Calgary, Alberta
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.